Exhibit 10.1

Saks Incorporated 2007 Senior Executive Bonus Plan

1.	Purpose.

The purpose of the 2007 Senior Executive Bonus Plan (the “Plan”) is to provide a select group of executive officers with an annual incentive opportunity that is based on the achievement of pre-established, objective performance goals described in Section 4 (“Performance Goals”), to earn additional compensation so as to attract and retain such executive officers, and to motivate them to enhance the value of the business of Saks Incorporated (the “Company”). The Plan is intended to provide an annual incentive compensation opportunity that is not subject to the limitation on deductions for federal income tax purposes contained in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and is to be construed to the extent possible as providing for remuneration which is “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and regulations thereunder (“Section 162(m)”). The Plan will govern annual cash bonus arrangements and certain annual performance-based stock grants between the Company and its executive officers. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

2.	Eligibility to Participate.

(a) The participants in the Plan (“Participants”) for any annual performance period (an “Annual Performance Period”) shall be those executive officers of the Company who are selected by the Committee (as defined in Section 8) to participate in the Plan for such Annual Performance Period. Such selection shall be made by the Committee within 90 days following the commencement of each Annual Performance Period (or within such earlier period as shall be required under Section 162(m)). No executive officer shall have any right to participate in the Plan for any Annual Performance Period unless selected to participate in the Plan by the Committee.

(b) An executive officer shall automatically cease to be a Participant, without notice to or consent of such executive officer, upon the earliest to occur of the following events: (i) the Participant’s death; (ii) the Participant’s permanent and total disability; and (iii) the Participant’s termination of employment with the Company.

3.	Annual Performance Period.

Each Annual Performance Period shall be a fiscal year of the Company, commencing with the fiscal year beginning February 3, 2008.

4.	Bonus Amounts and Performance Goals.

Prior to the 90th day following the start of each Annual Performance Period (or within such earlier period as shall be required under Section 162(m)) and while the outcome of the Performance Goals is substantially uncertain, the Committee will establish, in writing, for each Participant (i) bonus potential amounts, expressed as a percentage of annual rate of base salary or a number of shares of Company common stock, payable in accordance with the Plan and (ii) one or more Performance Goals with respect to such bonus potential amounts. Each Performance Goal will consist of, and achievement of each Performance Goal will be measured against, one or more of the following business criteria: revenue; net or gross sales; comparable store sales; gross margin; operating profit; earnings before all or any of interest, taxes, depreciation and/or amortization or a percentage thereof to revenue; cash flow; working capital; return on equity, assets, capital or investment; market share; earnings or book value per share; earnings from continuing operations; net worth; turnover in inventory; expense control within budgets; appreciation in the price of the Company’s common stock; total shareholder return (stock price appreciation plus any dividends); new unit growth; and implementation of critical projects or processes. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the selected criterion or the attainment of a percentage increase or decrease in the selected criterion, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. Performance Goals may include a threshold level of performance below which no award payment will be made and levels of performance at which specified percentages of the target award will be paid, and may also include a maximum level of performance above which no additional award will be paid. Each of the foregoing Performance Goals will be determined in accordance with generally accepted accounting principles and will be subject to certification by the Committee. Unless otherwise determined by the Committee by no later than the 90th day of the fiscal year, financial performance will be determined by excluding all items of gain, loss or expense for the fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APA Opinion NO. 30). The Performance Goals established by the Committee may be different with respect to different Annual Performance Periods and different goals may be applicable to different Participants. The Committee, at its discretion, may reduce or eliminate the amount of compensation or economic benefit that is payable upon the attainment of a performance goal.

5.	Bonus Awards.

(a) Each Participant shall be eligible to receive the bonus amount (a “Bonus Award”) determined by the Committee in accordance with Section 4, payable in cash or stock pursuant to Section 6, if and to the extent, with respect to such bonus amount, the Performance Goal or the Performance Goals established for the Participant for the Annual Performance Period are achieved in accordance with the objective criteria set forth in the specific Performance Goal. If the Performance Goal does not have an otherwise established objective method for calculating the amount of the Bonus Award, the payment shall be determined as follows:

(i) below the established minimum level of performance, no Bonus Award will be paid;

(ii) equal to or greater than the maximum level of performance, the maximum Bonus Award will be paid;

(iii) between the minimum and maximum levels of performance, the Bonus Award will be prorated.

(b) The Committee, in its sole discretion, may reduce the amount of, or eliminate, a Bonus Award of any Participant. In determining whether a Bonus Award will be reduced or eliminated, the Committee may consider any extraordinary changes that may also have occurred during the Annual Performance Period, including without limitation changes in accounting practices or the law, and may consider such business performance criteria that it deems appropriate, including without limitation the Company’s net income, cash flow, earnings per share and other relevant operating and strategic business results.

(c) Subject to the next sentence, the maximum Bonus Award payable to a Participant in cash is the amount equal to 300% of the Participant’s annual base salary at the time the performance goal is established or shares of common stock in the following amounts (subject to adjustment in the case of stock splits and stock dividends): (i) 50,000 shares of common stock if the Participant is the Company’s Chief Executive Officer, and (ii) 25,000 shares of common stock if the Participant is any other executive officer. No Bonus Award payable to a Participant may exceed $5 million in amount or value.

6.	Payment of Bonus Awards.

Subject to any shareholder approval required by law, payment of any Bonus Award for an Annual Performance Period in accordance with the Plan shall be made in cash or stock to a Participant who is employed by the Company on the last day of the Company’s fiscal year. However, payment of any such Bonus Award shall not occur until after the Committee certifies that the Performance Goal or Performance Goals for the Annual Performance Period were achieved and any other material terms of the Bonus Award were satisfied. The

Company may defer, for such period of time as the Participant may request at the time of such deferral, in accordance with the Company’s Deferred Compensation Plan and all successor plans in effect from time to time (together the “Deferred Compensation Plan”) and Section 409A of the Code, the payment of all or any portion of any Bonus Award which may become payable to the Participant, with respect to the Annual Performance Period. If a Participant has the right to defer payment of all or any portion of the Participant’s compensation from the Company in accordance with an employment or similar agreement, then the right to defer any Bonus Award and the terms of such deferral will be governed by that agreement.

7.	Deferral of Bonus Awards.

(a) The Committee may, subject to such limits as the Committee may specify, permit a Participant to defer all or part of the Bonus Award payable to him or her with respect to any Annual Performance Period by executing and delivering to the Company a deferral election form provided by the Committee no later than the date specified in the notification to the Participant of his or her participation for the Annual Performance Period, and in no event later than six months prior to the last day of the Annual Performance Period.

(b) The deferred Bonus Award will be credited to a special book account maintained for each Participant and will be accounted for as a number of shares or cash that will accrue earnings based on a reasonable rate of interest or on the rate of return of one or more predetermined actual investments (whether or not assets associated with the amount originally owed are actually invested therein) such that the amount payable by the Company at the end of the deferral period will be based on the actual rate of return of the specific investment (including any decrease as well as any increase in the value of the investment). Distribution of the deferred Bonus Award plus accrued earnings will be made at such time or times and in such manner as the Participant shall specify at the time he or she files the deferral election forms, subject, however, to the restrictions and limitations of the Deferred Compensation Plan and Section 409A of the Code.

(c) The obligation to pay a deferred Bonus Award plus earnings shall at all times be an unfunded and unsecured obligation of the Company. The Participant and his or her beneficiary(ies) shall look exclusively to the general assets of the Company, as general creditors of the Company. The Plan is intended to be unfunded for purposes of the Employee Retirement Income Security Act of 1974 and the Code. The Participant shall have no right to assign, pledge or encumber his or her interest in the amount credited to the deferred bonus account. The Participant may, however, designate one or more beneficiaries to receive the account balance in the event of his or her death.

8.	Administration

(a) The Human Resources and Compensation Committee of the Board of Directors of the Company (the “Committee”), or a subcommittee thereof, consisting solely of two or more members of the Board, each of whom shall be an “outside director” within the meaning of Section 162(m) of the Code shall administer the Plan and be authorized to take all actions necessary or desirable to effect the purposes of the Plan, in its sole discretion, including but not limited to:

(i) providing rules for the management, operation, and administration of the Plan and all pre-existing bonus arrangements incorporated into the Plan;

(ii) interpreting the Plan in its sole discretion to the fullest extent permitted by law; and

(iii) correcting any defect or omission or reconciling any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion.

(b) The decisions of the Committee shall be final and conclusive for all purposes of the Plan and upon all persons and will not be subject to any appeal or review.

9.	Amendment and Termination.

(a) The Company hereby reserves the right, exercisable by the Committee, to amend the Plan at any time and in any respect or to discontinue and terminate the Plan in whole or in part at any time, subject to Section 9(b). Amendment or termination may be effective with respect to any amount which has not yet been paid out, except that amounts which have been credited to a deferred bonus account shall be paid out in accordance with the applicable deferral election or at such other time as may be permitted by the Deferred Compensation Plan and Section 409A of the Code. In no event shall any award be increased, other than pursuant to Section 4, after the last day that a Bonus Award must be specified for qualification as performance-based compensation under Section 162(m).

(b) In no event shall any Bonus Award be made under the Plan for any Annual Performance Period after the Annual Performance Period beginning in 2012. The Plan, awards under the Plan, and any amendment to the Plan which would change the class of executives who are eligible to receive awards under the Plan or the permissible amount of such awards shall be subject to approval of the Company’s shareholders in such manner and with such frequency as shall be required under Section 162(m).

10.	Miscellaneous.

(a) Neither the establishment of the Plan nor participation herein shall be construed as conferring any legal rights upon any Participant or other person for continuation of employment, and the Company reserves its right to discharge any executive officer without regard to the effect such discharge might have upon such executive officer as a Participant in the Plan. However, nothing contained herein shall affect any contractual right of a Participant pursuant to a written employment agreement.

(b) The Company shall withhold from any amounts payable under the Plan all federal, state, local and other taxes as may be required to be withheld by applicable law.

(c) Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void, nor shall any such benefit in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant. In the event that the Committee shall find that any Participant has attempted to violate such provision or has become bankrupt, such benefit may, in the sole discretion of the Committee, be forfeited.

(d) The Plan shall be interpreted and construed in accordance with the laws of the State of Tennessee, without regard to principles of conflicts of laws.

(e) If a provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

(f) The Plan is designed and intended to comply with Section 162(m) of the Code and all provisions hereof shall be construed in a manner so to comply.

11.	Effective Date

The Plan shall be submitted to the shareholders of the Company for approval and will become effective upon that approval.